CRUSADER SECURITIES, LLC
Letterhead

SELECTED DEALERS AGREEMENT

Dear Sirs:

1.  Registration under the Securities Act of 1933, as amended ("Act"), of the 2,000,000 Units of Renewable Energy Acquisition Corp. ("Company"), as more fully described in the Preliminary Prospectus, dated ___________, 2008, and in the final prospectus ("Prospectus") which will be forwarded to you, will become effective in the near future. We, as the Underwriter, invite your participation as a member of the selling group ("Selected Dealer") in offering to the public a part of the Units at the initial public offering price of $6.00 per Unit.

Authorized Public Offering Price:	$6.00 per Unit.

Dealers' Selling Concession:
Not to exceed $0.__ per Unit, subject to the sale of a minimum of 1,000,000 Units in the offering; payable within five business days following the date of any closing on the sale of Units in the offering. In the event that prior to the termination of this Agreement we purchase, in the open market or otherwise, any Units sold by or through you, you agree to repay to us the amount of the above concession plus brokerage commissions and transfer taxes paid in connection with such purchase or contract to purchase.

Reallowance:
You may reallow not in excess of $0.__ per Unit as a selling concession to dealers who are members in good standing of the Financial Industry Regulatory Authority (“FINRA") or to foreign dealers who are not eligible for membership in the FINRA and who have agreed (i) not to sell the Units within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein, and (ii) to abide by the applicable Conduct Rules of the FINRA.

Delivery and Payment:
Delivery of the Units shall be made promptly, subject to the sale of 1,000,000 Units, at the office of Crusader Securities, LLC, 230 Park Avenue, Suite 1000, New York, New York 10169 or at such other place as we shall specify on not less than one day's notice to you. All orders will be strictly subject to confirmation, and we reserve the right in our uncontrolled discretion to reject any order, in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. You shall instruct all customers to make all checks payable to the escrow agent as set forth below. Payment at the initial public offering price for Units purchased by your customers shall be made, with respect to payments by checks, by transmitting your customers' checks payable to "___________________, Escrow Account," ________________________, MN _______, or, with respect to cash payments or customer account credit balances, by wire transfer to such account, all by noon of the next business day following receipt in accordance with the provisions of Rules 15c2-4 and 15c3-1 promulgated by the Commission pursuant to the Exchange Act.

Termination:
This Agreement shall terminate on the later of the date of payment of your concession and delivery of the Units following the final closing of the offering of Units by the Company, and the date the offering is terminated by the Company or us without any Units being sold. We may terminate this Agreement by written notice to you at any time.

2.  You are not authorized to give any information or to make any representations other than those contained in the Prospectus or any supplements or amendments thereto.

3.  You agree that until termination of this Agreement you will not make purchases or sales of the Units except (a) pursuant to this Agreement, (b) pursuant to authorization received from us, or (c) in the ordinary course of business as broker or agent for a customer pursuant to any unsolicited order.

4.  Additional copies of the Prospectus and any supplements or amendments thereto shall be supplied in reasonable quantity upon request.

5.  The Units are offered by us for delivery when, as and if sold to, and accepted by, us and subject to the terms herein and in the Prospectus or any supplements or amendments thereto, to our right to vary the concessions and terms of offering after their release for public sale, to approval of counsel as to legal matters and to withdrawal, cancellation or modification of the offer without notice.

6.  Upon written application to us, you shall be informed as to the jurisdictions under the securities or blue sky laws of which we believe the Units are eligible for sale, but we assume no responsibility as to such eligibility or the right of any member of the Selected Dealers to sell any of the Units in any jurisdiction. We acknowledge that you have advised us that sales of the Company's securities cannot be made from the state of New Jersey. You represent to us that all sales by you of the Company's securities will be made by your offices outside the state of New Jersey. We have caused to be filed a Further State Notice relating to such of the Units to be offered to the public in New York in the form required by, and pursuant to, the provisions of Article 23A of the General Business Law of the State of New York. Upon the completion of the public offering contemplated herein, each member of the Selected Dealers agrees to promptly furnish to us, upon our request, territorial distribution reports setting forth each jurisdiction in which sales of the Units were made by such member, the number of Units sold in such jurisdiction, and any further information as we may request, in order to permit us to file on a timely basis any report that we as the Underwriters of the offering or manager of the Selected Dealers may be required to file pursuant to the securities or blue sky laws of any jurisdiction. In addition, there shall be provided to the escrow agent and us, with the proceeds from your customers, a written account of each sale, which account shall set forth the name and address of the purchasers, the number of Units purchased by each, the amount paid there for, and whether the amount paid was in the form of cash or evidenced by a check.

7.  You, by becoming a member of the Selected Dealers, represent that you are actually engaged in the investment banking or securities business and that you are (a) a member in good standing of the FINRA and will comply with all applicable rules of the FINRA, including but not limited to FINRA Conduct Rule 2740, or (b) a foreign dealer or institution that is not eligible for membership in the FINRA and that has agreed (i) not to sell Units within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein; (ii) that any and all sales shall be in compliance with Rule 2790 of the FINRA's Conduct Rules; (iii) to comply, as though it were a member of the FINRA, with Rules 2730, 2740 and 2750 of the FINRA's Conduct Rules, and to comply with Rule 2420 thereof as that Rule applies to a non-member broker or dealer in a foreign country. You represent that neither you nor any of your directors, officers, partners, or persons associated with you (as defined in the By-Laws of the FINRA) nor, to your knowledge, any "related person" (as defined by the FINRA in its Interpretation Relating to Review of Corporate Financing, which term includes counsel, financial consultants and advisors, finders, members of the selling or distribution groups, and any other persons associated with or related to any of the foregoing) or any other broker-dealer has had, within the last twelve months, any dealings with the Company or any controlling shareholders thereof (other than relating to this Agreement) as to which documents or information are required to be filed with the FINRA pursuant to its Interpretation Relating to Review of Corporate Financing.

8.  You are not authorized to act as agent for any Underwriter or the Company in offering the Units to the public otherwise. Neither we nor any Underwriter shall be under any obligation to you except as specifically set forth herein. Nothing herein shall constitute any members of the Selected Dealers partners with us or with each other, but you agree, notwithstanding any prior settlement of accounts or termination of this Agreement, to bear your proper proportion of any tax or other liability based upon the claim that the Selected Dealers constitute a partnership, association, unincorporated business or other separate entity and a like share of any expenses of resisting any such claim.

9.  Crusader Securities, LLC shall be the Managing Underwriter of the offering and manager of the Selected Dealers and shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or the Selected Dealers or any members of them. Except as expressly stated herein, or as may arise under the Act, we shall be under no liability to any member of the Selected Dealers as such for, or in respect of (i) the validity or value of the Units (ii) the form of, or the statements contained in, the Prospectus, the Registration Statement of which the Prospectus forms a part, any supplements or amendments to the Prospectus or such Registration Statement, any preliminary prospectus, any instruments executed by, or obtained or any supplemental sales data or other letters from, the Company, or others, (iii) the form or validity of the Underwriting Agreement or this Agreement, (iv) the eligibility of any of the Units for sale under the laws of any jurisdiction, (v) the delivery of the Units, (vi) the performance by the Company, or others of any agreement on its or their part, or (vii) any matter in connection with any of the foregoing, except our own want of good faith.

10.  If for federal income tax purposes the Selected Dealers, among themselves or with the Underwriters, should be deemed to constitute a partnership, then we elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and we agree not to take any position inconsistent with such selection. We authorize you, in your discretion, to execute and file on our behalf such evidence of such election as may be required by the Internal Revenue Service.

11.  All communications from you shall be addressed to Crusader Securities, LLC at 230 Park Avenue, Suite 1000, New York, New York 10169, Attention: Blair A. West, Managing Director. Any notice from us to you shall be deemed to have been duly given if mailed, telegraphed or sent by confirmed facsimile transmittal to you at the address to which this letter is mailed. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws. Time is of the essence in this Agreement.

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If you desire to become a member of the Selected Dealers, please advise us to that effect immediately by facsimile transmission and sign and return to us the enclosed counterpart of this letter.

Very truly yours, CRUSADER SECURITIES, LLC. As representative of the Underwriters

By:
Blair A. West Managing Director

We accept membership in the Selected Dealers on the terms specified above.

Dated: ______________________________, 2007 (Selected Dealer)

By:
Name:
Title: